Exhibit 99.1

Contact:	David Lilly / Joseph Kuo	Chris A. McFadden
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(718) 676-8940
CARVER BANCORP, INC. REPORTS SECOND QUARTER FISCAL YEAR 2010 EARNINGS
Reports Second Quarter Net Income of $0.8 million or Diluted Earnings per Share of $0.23
Board Declares Dividend of $0.10 per Share
New York, New York, November 13, 2009 — Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank ( the “Bank”), today announced financial results for the three- and six-month periods ended September 30, 2009, the second quarter of the fiscal year ending March 31, 2010 (“fiscal 2010”).
The Company reported net income of $0.8 million for the second quarter of fiscal 2010 compared to net income of $0.6 million for the second quarter of fiscal 2009 and $0.7 million for the first quarter of fiscal 2010. On a per share basis, net income per share for the quarter was $0.23 compared to net income per share of $0.25 for the second quarter of fiscal 2009 and net income per share of $0.18 for the first quarter of fiscal 2010. For the six months ended September 30, 2009, the Company reported net income of $1.5 million compared to $1.3 million for the prior year period. On a per share basis, net income per diluted share for the six month period ended September 30, 2009 was $0.41 compared to net income per diluted share for the prior year period of $0.52. Earnings per share during fiscal 2010 are impacted by the payment of preferred dividends pursuant to Carver’s participation in the U.S. Treasury Department’s Troubled Asset Relief Program’s Capital Purchase Program (“TARP”).
Deborah C. Wright, the Company’s Chairman and Chief Executive Officer, stated: “I am pleased to report that the Company’s second quarter net income increased 32%, year over year, during a most challenging operating environment. Earnings growth was largely driven by a year-over-year increase in net interest income, as average interest-earning assets increased and we realized the benefit of our historically stable, low cost core deposit base. While the average yield on interest-earning assets fell 35 basis points, to 5.56%, the average cost of funds declined 102 basis points, to 1.60%, despite an increase in average interest-paying liabilities. Non-interest expense declined 5% from the prior year period, despite a $0.9 million increase year over year in FDIC insurance premiums, including the industry-wide special assessment amounting to $0.3 million for Carver. We continued to reduce non-interest expense, reflecting our cost savings initiatives on a number of fronts, including compensation and benefits.

“On the credit front, our proactive approach to identify and work with our borrowers to resolve early stage delinquencies has resulted in a reduction in total delinquencies of $37.8 million to $54.4 million compared to $92.2 million the prior quarter. Non-performing loans declined to 4.17% of total loans at September 30, 2009 from 4.22% at September 30, 2008 and increased slightly from 4.02% the prior quarter. We increased the provision for loan losses by $1.3 million in the quarter, or $0.32 per diluted share, generating a total allowance for loan losses of $8.1 million. The allowance now represents 1.22% of the total loan portfolio and 29.2% of non-performing loans.
“Carver continues to maintain a strong capital base and has a history of very limited credit losses relative to our industry. Among our strongest assets are our core customers who remain loyal to our community and the Carver franchise and our experienced management team which has a thorough understanding of our markets. While our local marketplace has not been immune to the effects of the national economic crisis, Carver continues to benefit from its unique role as a community bank”, concluded Ms. Wright.
Board Declares Quarterly Cash Dividend of $0.10 per Share
Carver also announced that on November 12, 2009, the Company’s Board of Directors declared a cash dividend on its common stock of ten cents $0.10 per common share for the second quarter. The dividend will be payable on December 14, 2009, to stockholders of record at the close of business on November 28, 2009.
Income Statement Highlights
Second Quarter Results
The Company reported net income for the second quarter ended September 30, 2009 of $0.8 million compared to net income of $0.6 million for the prior year second quarter. The increase in net income resulted from a decrease in interest expense of $1.6 million and non-interest expense of $0.4 million, offset by an increase in provision for loan losses of $1.1 million, and decreases in non-interest income of $0.4 million and income tax benefit of $0.3 million.
Net Interest Income
Net interest income increased $1.6 million, or 25%, to $7.8 million for the quarter ended September 30, 2009 compared to $6.2 million for the prior year period. The increase in net interest income resulted from a moderate decrease in interest income offset by a $1.6 million, or 37%, decline in interest expense. The decrease in interest income reflects a decrease in the yield on interest-earning assets of 35 basis points to 5.56%, compared to 5.91% for the prior year period. The yield on loans, including non-accrual loans, decreased 29 basis points while the yield on mortgage-backed securities declined 112 basis points. The average balance of loans increased $23.2 million since September 30, 2008. This growth reflects the Company’s commitment to provide access to credit for qualified borrowers in its local communities. The decline in yield on interest-earning assets is a result of the low interest rate environment and overall market conditions.

Interest expense decreased by $1.6 million, or 37%, to $2.7 million for the quarter ended September 30, 2009 compared to $4.3 million for the prior year period. The decrease in interest expense was primarily the result of a decrease in interest expense on deposits of $1.6 million. The decrease in interest expense reflects a decline of 102 basis points in the average cost of interest-bearing liabilities to 1.60% compared to 2.62% for the prior year period, while the average balance of interest-bearing liabilities increased by $16.2 million to $674.5 million compared to $658.4 million for the prior year period. The decrease in the yield on interest-bearing liabilities was primarily the result of higher cost certificates of deposits repricing at lower rates as well as lower costs on core deposits and short-term advances from the Federal Home Loan Bank of New York (“FHLB-NY”).
Provision of Loan Losses
The Bank provided $1.3 million in loan loss provision for the second quarter of fiscal 2010, an increase of $1.1 million compared to $0.2 million provision in the prior year period. This quarterly provision was 224% of net charge-offs of $0.6 million during the quarter. The increase in provision reflects the potential risk of further loan deterioration resulting from a continued and prolonged downturn in the U.S. and the New York City economies. The Bank’s future level of non-performing loans will be influenced by economic conditions, including the impact of those conditions on the Bank’s customers, interest rates and other factors existing at the time.
Non-interest Income
Non-interest income decreased $0.4 million, or 27%, to $1.2 million for the quarter ended September 30, 2009 compared to $1.6 million for the prior year period. The decrease was due to a decline in other income of $0.4 million resulting from a $0.3 million mark to market adjustment on $19.6 million of loans held-for-sale.
Non-interest Expense
Non-interest expense for the quarter ended September 30, 2009 decreased 5%, to $7.0 million compared to $7.3 million for the prior year period. This decline in non-interest expense reflects management’s continued focus on expense reduction initiatives. Employee compensation and benefits declined $0.4 million resulting from the reduction in total full-time equivalent employees to 141 from 165 or a 15% reduction since September 30, 2008. Other reductions in expenses were realized in equipment expense of $0.3 million and consulting expense of $0.1 million, partially offset by increases in net occupancy expense of $0.3 million and federal deposit insurance premiums of $0.1 million.
Income Taxes
The income tax benefit was $0.1 million for the quarter ended September 30, 2009 compared to an income tax benefit of $0.4 million for the prior year period. The tax benefit for the quarter ended September 30, 2009 reflects income tax expense of $0.4 million offset by the tax benefits from NMTC transactions totaling $0.5 million. The Company expects to receive additional NMTC tax benefits of approximately $11.6 million through the period ending March 31, 2014. The Company’s ability to utilize the deferred tax asset generated by NMTC income tax benefits over the next five years, as well as other deferred tax assets, depends on its ability to meet the NMTC compliance requirements and its ability to generate sufficient taxable income from operations or from potential tax strategies to generate taxable income in the future. The Company has $11.1 million of deferred tax assets as of September 30, 2009.

Six Months Results
Net income for the six months ended September 30, 2009 was $1.5 million compared to net income of $1.3 million for the prior year period, an increase of $0.2 million. The increase in net income is primarily the result of an increase in net interest income of $2.2 million and a decrease in non-interest expense of $0.7 million, offset by an increase of $1.7 million in provision for loan losses and a decline in non-interest income of $1.0 million.
Net Interest Income
For the six month period ending September 30, 2009, net interest income increased $2.2 million, or 18%, to $14.7 million, compared to $12.5 million for the prior year period. The increase in net interest income was primarily related to a decrease of $1.3 million in interest income offset by a $3.5 million decrease in interest expense. Of the decrease in interest income, loan income declined $1.5 million or 7% while the income on mortgage backed securities increased $0.2 million or 23%. The decrease in interest income on loans reflects a reduction in yield of 61 basis points to 5.56% for the six months ended September 30, 2009 compared to 6.17% for the prior year period. Although the yield on mortgage-backed securities declined 108 basis points, this was partially offset by an increase in average balances of mortgage backed securities of $24.5 million. The yield on interest earning assets declined 65 basis points during the six month period, primarily reflective of the low current interest rate environment.
For the six month period ended September 30, 2009, interest expense decreased by $3.5 million, or 38%, to $5.8 million, compared to $9.2 million for the prior year period. The decrease in interest expense resulted primarily from a 109 basis point reduction in the annualized average cost of interest-bearing liabilities to 1.71%, compared to 2.80% for the prior year period, offset partially by growth in the average balance of interest-bearing liabilities of $14.8 million, or 2%, to $670.2 million compared to $655.5 million for the prior year period.
Provision of Loan Losses
For the six month period ended September 30, 2009, the Bank provided $2.0 million in provision for loan losses compared with $0.3 million for the prior year period. The increased provision reflects the uncertainty in the housing and real estate markets, as well as the overall economic environment. Based on management’s evaluation of housing and real estate markets and the overall economy, coupled with the composition of the Bank’s delinquencies, non-performing loans, net loan charge-offs and overall loan portfolio, the Bank determined that a $2.0 million provision for loan losses was warranted for the six months ended September 30, 2009.
Non-interest Income
During the six month period ended September 30, 2009, non-interest income decreased $1.0 million to $2.3 million compared to $3.3 million for the prior year period. Of the total decrease, other income decreased by $0.8 million, primarily due to a $0.4 million consolidation of income from the minority interest created by the NMTC transaction recorded in the prior year period, and a decrease of loan fees and service charges of $0.2 million due to a decline in new loan originations during the six-month period ended September 30, 2009 compared to the prior year period, partially offset by an increase of $0.1 million in depository fees and charges.

Non-interest Expense
Non-interest expense decreased $0.7 million or 4%, to $14.0 million for the six month period ended September 30, 2009, compared to $14.6 million for the prior year period. The decrease reflects management’s cost reduction strategy which resulted in a decline of employee compensation and benefits of $0.7 million, equipment expense of $0.3 million, and other expenses of $0.6 million. The decrease in other expenses is a result of a reduction in marketing and advertising expense of $0.4 million and retail charge-offs of $0.2 million. These reductions were offset by increases in net occupancy expense of $0.2 million and a Federal Deposit Insurance Corporation assessment of $0.9 million, following higher deposit insurance premiums and industry-wide special assessments.
Income Taxes
For the six month period ended September 30, 2009, the Bank recorded a tax benefit of $0.6 million compared to $0.7 million for the prior year period. The tax benefit for the six months ended September 30, 2009 reflects income before taxes of $1.0 million which resulted in income tax expense of $0.4 million offset by the tax benefit generated by the NMTC investment totaling $1.0 million. During the prior year period, income before taxes of $0.8 million resulted in income tax expense of $0.3 million offset by the tax benefit generated by the NMTC investment totaling $1.0 million.
Financial Condition Highlights
At September 30, 2009, total assets increased $17.2 million, or 2%, to $808.6 million compared to $791.4 million at March 31, 2009. This increase is primarily a result of increases in loans receivable of $25.5 million and other assets of $3.5 million, offset by decreases in investment securities of $9.8 million and loans held-for-sale of $1.5 million.
Cash and cash equivalents increased $1.1 million, or 8%, to $14.4 million at September 30, 2009 compared to $13.3 million at March 31, 2009, primarily due to an increase of $5.3 million in cash and due from banks offset by a decrease of $4.2 million in money market investments. The increase in cash and cash equivalents is the result of liquidity stemming primarily from principal pay downs of investment securities.
Investment securities decreased $9.8 million, or 13%, to $64.9 million at September 30, 2009 compared to $74.8 million at March 31, 2009, reflecting the collection of principal repayments and maturities. The liquidity arising from these cash flows were used to fund new loan growth and general operations.
Loans held-for-sale, the majority of which are 1-4 family residential loans, declined $1.5 million, or 7%, primarily as a result of $1.2 million in principal repayments and a $0.3 million mark to market adjustment.
Loans receivable increased $25.5 million, or 4%, to $666.6 million at September 30, 2009 compared to $641.1 million at March 31, 2009. The increase was primarily the result of increases in multifamily loans of $16.9 million, commercial real estate loans of $15.8 million and commercial business loans of $12.8 million, offset by decreases in construction loans of $12.7 million, one- to four- family loans of $7.1 million and consumer loans of $0.2 million. The Bank continues to grow its loan portfolio utilizing prudent pricing and underwriting standards. This growth demonstrates Carver’s belief in the stability of its local communities during these difficult economic times and its commitment to making credit available to qualified homeowners and business owners.

Total liabilities increased $16.2 million, or 2%, to $743.3 million at September 30, 2009 compared to $727.1 million at March 31, 2009. The increase in total liabilities was primarily the result of increases in total deposits of $1.3 million and FHLB-NY advances and other borrowed money of $14.9 million.
Deposits increased $1.3 million, or 0.2%, to $604.7 million at September 30, 2009 compared to $603.4 million at March 31, 2009. The increase in deposits was the result of increases in money market deposits of $2.8 million, NOW accounts of $0.9 million and certificates of deposit of $0.3 million, which were partially offset by decreases in savings balances of $1.2 million and non-interest bearing checking accounts of $1.5 million.
Advances from the FHLB-NY and other borrowed money increased $14.9 million, or 13%, to $130.0 million at September 30, 2009 compared to $115.1 million at March 31, 2009. The increase in advances and other borrowed money was primarily the result of an increase in FHLB-NY advances which were used in funding the growth in loans.
Total stockholders’ equity increased $1.0 million, or 2%, to $65.3 million at September 30, 2009 compared to $64.3 million at March 31, 2009. The increase in total stockholders’ equity was primarily attributable to net income for the six months ended September 30, 2009 totaling $1.5 million, partially offset by dividends paid of $0.9 million and an increase in accumulated other comprehensive income of $0.4 million. The Bank’s capital levels meets all regulatory requirements of a well-capitalized financial institution.
Asset Quality
At September 30, 2009, non-performing assets totaled $27.9 million, or 3.45%, of total assets compared to $27.1 million or 3.42% of total assets at March 31, 2009. Although total non-performing loans have stabilized over the last several quarters, uncertainty still remains with respect to the timing of a possible economic recovery and job losses which may affect the ability of borrowers to continue to stay current with their loans.
At September 30, 2009, the Bank’s allowance for loan losses was $8.1 million which represents a ratio of the allowance for loan losses to non-performing loans of 29.2% compared to 26.5% at March 31, 2009. The ratio of the allowance for loan losses to total loans was 1.22% at September 30, 2009 compared to 1.10% at March 31, 2009. The Bank has dedicated additional resources to its loan workout efforts focused on managing early stage delinquencies, while others are dedicated to the resolution of non-performing assets. The resolution of non-performing assets may include maturity date extensions, loan restructurings, rate modifications or the sale of properties. These heighted efforts have resulted in a significant reduction in 30 to 89 day delinquencies. For the quarter ended September 30, 2009, total delinquencies declined $37.8 million to $54.4 million compared to $92.2 million in the prior quarter. Charge-offs for the second quarter 2009 were $0.6 million.
Please review the Company’s Form 10-Q for the quarterly period ended September 30, 2009 for additional information.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company’s website at www.carverbank.com.
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.
# # #

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

	September 30,	March 31,
	2009	2009
	(unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$13,574	$8,251
Money market investments	852	5,090

Total cash and cash equivalents	14,426	13,341

Investment securities:
Available-for-sale, at fair value	52,120	59,973
Held-to-maturity, at amortized cost (fair value of $13,012 and $14,528 at September 30, 2009 and March 31, 2009, respectively)	12,803	14,808

Total securities	64,923	74,781

Loans held-for-sale	19,557	21,105

Loans receivable:
Real estate mortgage loans	594,917	581,987
Commercial business loans	70,162	57,398
Consumer loans	1,507	1,674

Loans, net of unearned income	666,586	641,059
Allowance for loan losses	(8,123)	(7,049)

Total loans receivable, net	658,463	634,010

Premises and equipment, net	14,449	15,237
Federal Home Loan Bank of New York stock, at cost	4,670	4,174
Bank owned life insurance	9,645	9,481
Accrued interest receivable	3,505	3,697
Core deposit intangibles, net	304	380
Other assets	18,707	15,222

Total assets	$808,649	$791,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Savings	$116,229	$117,438
Non-Interest Bearing Checking	55,038	56,505
NOW	49,274	48,371
Money Market	45,967	43,190
Certificates of Deposit	338,173	337,912

Total Deposits	604,681	603,416
Advances from the FHLB-New York and other borrowed money	130,003	115,017
Other liabilities	8,618	8,657

Total liabilities	743,302	727,090

Stockholders’ equity:
Preferred stock (TARP) (par value $0.01 per share, 2,000,000 shares authorized; 18,980 shares, with a liquidation preference of $1,000.00 per share, issued and outstanding as of September 30, 2009 and March 31, 2009)	18,980	18,980
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued; 2,474,719 and 2,475,037 shares outstanding at September 30, 2009 and March 31, 2009, respectively	25	25
Additional paid-in capital	24,226	24,214
Retained earnings	22,430	21,898
Treasury stock, at cost (49,972 and 49,654 shares at September 30, 2009 and March 31, 2009, respectively)	(697)	(760)
Accumulated other comprehensive income (loss)	383	(19)

Total stockholders’ equity	65,347	64,338

Total liabilities and stockholders’ equity	$808,649	$791,428

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Interest Income:
Loans	$9,688	$9,840	$18,788	$20,293
Mortgage-backed securities	688	603	1,431	1,165
Investment securities	126	98	186	170
Money market investments	5	2	15	40

Total interest income	10,507	10,543	20,420	21,668

Interest expense:
Deposits	1,777	3,361	3,815	7,500
Advances and other borrowed money	951	981	1,936	1,709

Total interest expense	2,728	4,342	5,751	9,209

Net interest income	7,779	6,201	14,669	12,459

Provision for loan losses	1,315	170	2,003	339

Net interest income after provision for loan losses	6,464	6,031	12,666	12,120

Non-interest income:
Depository fees and charges	782	713	1,499	1,381
Loan fees and service charges	339	389	567	806
Loss on sale of real estate owned	—	—	(34)	—
Other	32	469	274	1,132

Total non-interest income	1,153	1,571	2,306	3,319

Non-interest expense:
Employee compensation and benefits	3,194	3,616	6,313	7,030
Net occupancy expense	1,155	903	2,142	1,919
Equipment, net	416	694	1,000	1,309
Consulting fees	162	265	369	430
Federal deposit insurance premiums	255	125	1,048	156
Other	1,756	1,702	3,123	3,796

Total non-interest expense	6,938	7,305	13,995	14,640

Income before income taxes and minority interest	679	297	977	799
Income tax benefit	(140)	(422)	(536)	(745)
Minority interest, net of taxes	—	98	—	237

Net income	$819	$621	$1,513	$1,307

Earnings per common share:
Basic	$0.23	$0.25	$0.42	$0.53

Diluted	$0.23	$0.25	$0.41	$0.52

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS
(Unaudited)

Three Months Ended	Six Months Ended
September 30,	September 30,
2009	2008	2009	2008
Selected Statistical Data:
Return on average assets (1)	0.41%	0.31%	0.38%	0.33%
Return on average equity (2)	5.02%	4.56%	4.74%	4.82%
Net interest margin (3)	4.12%	3.48%	3.91%	3.50%
Interest rate spread (4)	3.96%	3.29%	3.73%	3.29%
Efficiency ratio (5)	77.67%	94.00%	82.44%	92.79%
Operating expenses to average assets (6)	3.44%	3.69%	3.49%	3.71%
Average equity to average assets (7)	8.09%	6.89%	7.96%	6.86%

Average interest-earning assets to average interest-bearing liabilities	1.12	x	1.08	x	1.12	x	1.09	x

Net income per share — basic	$0.23	$0.25	$0.42	$0.53
Net income per share — diluted	$0.23	$0.25	$0.41	$0.52
Average shares outstanding — basic	2,474,719	2,468,988	2,472,383	2,473,422
Average shares outstanding — diluted	2,493,145	2,498,559	2,490,809	2,507,566
Cash dividends	$0.10	$0.10	$0.20	$0.20
Dividend payout ratio (8)(9)	42.84%	39.75%	47.89%	37.82%

	September 30,
	2009	2008
Capital Ratios:
Tier I leverage capital ratio (10)	8.55%	8.13%
Tier I risk-based capital ratio (10)	10.23%	10.08%
Total risk-based capital ratio (10)	11.45%	10.88%

Asset Quality Ratios:
Non performing assets to total assets (11)	3.45%	3.47%
Non performing loans to total loans receivable (11)	4.17%	4.22%
Allowance for loan losses to total loans receivable	1.22%	0.81%
Allowance for loan losses to non-performing loans	29.22%	29.42%

(1)	Net income, annualized, divided by average total assets.

(2)	Net income, annualized, divided by average total equity.

(3)	Net interest income, annualized, divided by average interest-earning assets.

(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.

(5)	Operating expenses divided by sum of net interest income plus non-interest income.

(6)	Non-interest expenses, annualized, divided by average total assets.

(7)	Average equity divided by average assets for the period ended.

(8)	Dividends paid on common stock during the period divided by net income for the period.

(9)	Dividend payout ratios for fiscal 2010 are adjusted for the payment of preferred dividends.

(10)	These ratios reflect consolidated bank only.

(11)	Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	For the Three Months Ended September 30,
	2009			2008
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$683,208	$9,689	5.67%	$660,058	$9,840	5.96%
Mortgage-backed securities	66,689	688	4.12%	46,013	603	5.24%
Investment securities (2)	5,008	129	10.21%	6,190	98	6.28%
Other investments and federal funds sold	1,017	2	0.73%	691	2	0.92%

Total interest-earning assets	755,922	10,507	5.56%	712,952	10,543	5.91%
Non-interest-earning assets	50,920			78,219

Total assets	$806,843			$791,171

Interest Bearing Liabilities:
Deposits:
Now demand	$49,900	19	0.15%	$23,326	16	0.27%
Savings and clubs	117,820	65	0.22%	121,800	163	0.53%
Money market	46,697	155	1.32%	44,732	223	1.98%
Certificates of deposit	332,723	1,529	1.82%	368,883	2,949	3.17%
Mortgagors deposits	2,286	9	1.60%	2,386	10	1.66%

Total deposits	549,426	1,777	1.28%	561,127	3,361	2.38%
Borrowed money	125,114	951	3.01%	97,248	981	4.00%

Total interest-bearing liabilities	674,540	2,728	1.60%	658,375	4,342	2.62%
Non-interest-bearing liabilities:
Demand	58,517			52,777
Other liabilities	8,551			6,339

Total liabilities	741,608			717,491
Minority Interest	—			19,150
Stockholders’ equity	65,235			54,530

Total liabilities & stockholders’ equity	$806,843			$791,171

Net interest income		$7,779			$6,201

Average interest rate spread			3.96%			3.29%

Net interest margin			4.12%			3.48%

(1)	Includes non-accrual loans

(2)	Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	Six months ended September 30,
	2009			2008
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$675,263	$18,789	5.56%	$657,295	$20,293	6.17%
Mortgage-backed securities	69,262	1,431	4.13%	44,740	1,165	5.21%
Investment securities (2)	4,901	194	7.89%	5,427	170	6.25%
Other investments and federal funds sold	1,023	7	1.36%	4,077	40	1.96%

Total interest-earning assets	750,449	20,420	5.44%	711,539	21,668	6.09%
Non-interest-earning assets	50,986			78,406

Total assets	$801,434			$789,945

Interest Bearing Liabilities:
Deposits:
Now demand	$52,025	41	0.16%	$23,776	35	0.29%
Savings and clubs	118,526	131	0.22%	123,638	330	0.53%
Money market	45,194	302	1.33%	45,477	519	2.28%
Certificates of deposit	329,187	3,320	2.01%	379,885	6,592	3.46%
Mortgagors deposits	2,587	21	1.60%	2,847	24	1.68%

Total deposits	547,519	3,815	1.39%	575,623	7,500	2.60%
Borrowed money	122,708	1,936	3.15%	79,853	1,709	4.27%

Total interest-bearing liabilities	670,227	5,751	1.71%	655,476	9,209	2.80%
Non-interest-bearing liabilities:
Demand	59,237			53,215
Other liabilities	8,184			7,892

Total liabilities	737,648			716,583
Minority Interest	—			19,150
Stockholders’ equity	63,786			54,212

Total liabilities & stockholders’ equity	$801,434			$789,945

Net interest income		$14,669			$12,459

Average interest rate spread			3.73%			3.29%

Net interest margin			3.91%			3.50%

(1)	Includes non-accrual loans

(2)	Includes FHLB-NY stock